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                                  Exhibit 21.1

Worldwide Medical Corporation, a California corporation, is a subsidiary, wholly-owned by the Registrant.

Spectrum Analytics, Inc., a California corporation, is a subsidiary, owned by the Registrant and Drrs. Rojas and Moretti.